CORPORATE PARTICIPANTS
Jon Stanner Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer
Rip Gellein Strategic Hotels & Resorts, Inc. - Chairman & CEO
Diane Morefield Strategic Hotels & Resorts, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS
Rich Hightower ISI Group - Analyst
Ryan Meliker MLV & Company - Analyst
Andrew Didora BofA Merrill Lynch - Analyst
Chris Woronka Deutsche Bank - Analyst
Lukas Hartwich Green Street Advisors - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2014 Strategic Hotels & Resorts earnings conference call. My name is Tahitia, and I will be your operator for today.

At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference call. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

Now I would like to turn the call over to Jon Stanner, Senior Vice President, Capital Markets, Acquisitions and Treasurer. Please proceed sir.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

Thank you, and good morning, everyone. Welcome to the Strategic Hotels & Resorts third quarter 2014 earnings conference call.

Our press release and supplemental financials were distributed earlier today and are available on the Company's website in the Investor Relations section. We are hosting a live webcast of today's call which can be accessed by the same section of the site, with the replay of today's call available for the next month.

Before we get underway, I'd like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management's beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg. G requirements.

I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, Jon. Good morning, everyone.

This morning we reported our results for the third quarter which represented yet another strong quarter from an operating perspective leading to an exceptional corporate financial result highlighted by a 64% increase in our Comparable FFO per fully diluted share and a 25% increase in comparable EBITDA. We saw many of you at our Investor Day in New York last month and one of the themes of that day was our focus on driving Total RevPAR and EBITDA per room through the implementation of our industry leading asset management initiatives and an emphasis on the very profitable group business.

That focus resonated once again this quarter as our Total RevPAR grew 7% to $435, which led to a 9% increase in EBITDA per room in our U.S. portfolio. We have also been incredibly busy this year from a transaction perspective, having completed $2.7 billion in transactions both enhancing the scale and quality of our clearly differentiated best-in-class portfolio as well as materially strengthening our balance sheet. Our Net Debt plus Preferred to EBITDA ratio has been reduced two turns just this year from 7.4 times to 5.4 times.

On today's call we'll talk in more detail about our third quarter results, which once again exceeded consensus estimates, as well as our outlook for the remainder of the year and into 2015. I will also touch briefly on the transaction environment, and Diane will give you an update on the balance sheet as well as details on our new guidance ranges; for which we have raised the lower end of several of our key metrics.

RevPAR in our Total US portfolio increased 6.4% during the third quarter, driven almost entirely by a 6% increase in average rate. It is important to note that this is coming off a tough comparison as RevPAR in our portfolio last year increased 10.1% in the third quarter compared to 2012.

Consistent with what we have seen in our portfolio and across the industry over the past few quarters, our results were once again driven by exceptionally strong group demand as room nights increased 15% in that segment over the third quarter of 2013, which led to a non-rooms revenue increase of 8%. Group strength was broad-based across both our urban and resort properties.

For instance, at the Westin St. Francis, group room nights increased 40% during the quarter as the property strategically took more groups over the summer. As a result, the 1,200 room property ran an incredible 95% occupancy for the quarter leading to a 13% growth in RevPAR from the third quarter of last year.

San Francisco continues to be one of, if not the best performing market in the country as steady demand growth is far outpacing essentially zero supply growth. Similarly, at the Four Seasons in Washington, D.C., we picked up a large group related to the African Summit, which added over 1,000 room nights and nearly $900,000 in room revenue and helped drive a 32% increase in group room nights for the quarter. We ran a 76% occupancy in the typically slower third quarter in D.C., driving a 20% RevPAR growth; making it the best performing asset in the portfolio this quarter from a RevPAR growth perspective.

And at the Essex House in New York, we gained 5 points in occupancy for the quarter in part by adding a significant foreign delegation and a large group affiliated with the Women's Tennis Association related to the U.S. Open in August. Our performance in New York outperformed both the market and our competitive set.

We saw similar strength in our resort portfolio; most notably at the Ritz-Carlton Laguna Niguel where corporate group room nights increased 60% year-over-year. For the full year, we expect group room nights to increase 6.2% compared to 2013 at rates approximately 3% higher, resulting in a 9.4% increase in group room revenue.

Of course, an important element of the group component of our business is the out-of-room spend, which is obviously much more difficult to forecast but nonetheless vital to our ultimate bottom-line results. We have been extremely pleased, if not even a little surprised, by the strength of the out-of-rooms spending which has yielded a 6% group spend increase per occupied room year-to-date and Total RevPAR growth of 7.7% for the first nine months of the year. As a result, we have increased the lower end of our guidance range for Total RevPAR by 50 basis points for 2014.

Group room nights currently on the books for the first half of 2015 are up, but in aggregate for the year are down approximately 1% to room nights on the books at the same time last year for 2014. This can be mostly attributed to the Westin St. Francis in the second half of next year, which is impacted by the planned renovation and expansion of the Moscone Center in San Francisco. Excluding the St. Francis, which is down nearly 9,000 group room nights, group room nights would be actually slightly up for 2015 compared to the same time last year and rates for those rooms currently on the books are up 3%.

Importantly, our group outlook for the first quarter is quite positive with group room nights up 13.5% and at rates 6.3% higher, which leaves us time to fill in with other business in the latter part of next year. We are also seeing positive indicators for group business in 2016, particularly in Scottsdale where our group pace is up 20,000 room nights to the same time last year as the hotel is just now benefiting from longer lead time association business in the new ballroom space.

The transient side of our business was impacted predominately by group demand displacement as we replaced roughly 26,500 transient room nights with about 28,500 group room nights. In doing so, we were able to drive out-of-room spend and compress our transient ADR, which grew at nearly 9% for the quarter.

The leisure side of our business was somewhat softer in the quarter, particularly in July, related to what we believe was a summer luxury demand anomaly that we discussed in our last call. We are still not entirely sure what caused this temporary blip in demand, though the timing coincided directly with the World Cup. We do believe, however, it was just a blip and demand picked up for the rest of the summer and into the fall months.

This, for example, was the primary driver for our being essentially flat in RevPAR at the Four Seasons Jackson Hole for the quarter. Diane will discuss this in more detail, but most of the transient decline was by design as we “grouped up” at several hotels over the summer which displaced some transient business.

Let me spend just a few minutes on what we are seeing in the transaction world before I turn the call over to Diane. We have been very clear regarding our desire to add to our already world-class portfolio if we can do so in a prudent and value-enhancing manner, and we have been very active building a pipeline of deals.

We believe there are attractive opportunities for us to pursue and are focused on finding assets that meet both our strict qualitative and quantitative mandates, specifically high quality assets in key urban city centers and attractive resort markets. We remain bullish on the prevailing dynamics of the business, particularly for high-end assets with the well-documented dearth of new supply coming on-line to compete with our hotels.

The supply dynamic is particularly compelling in the resort market, with resort rooms in the pipeline only 0.5% of the existing supply. Since 2003, resort supply has averaged 0.1% on an annual basis. Outside of a few projects in South Beach, we continue to see almost no resort development in the U.S.

In addition to that lack of new supply, the improving group demand trends in our business make resort opportunities compelling at this stage in the cycle, particularly in instances where our asset management capabilities can generate incremental and previously unrealized cash flow potential at the asset; something we spent a great deal of time talking about and demonstrating at our Investor Day. At the same time, we feel it prudent to maintain a healthy balance of urban and resort exposure and remain bullish on a few strategic urban markets.

Let me reiterate once again, that we intend to be very disciplined in our approach and, above all, we are striving for long-term shareholder value creation. We are also committed to continuing to strengthen our balance sheet and seek to fund acquisitions on a leverage neutral basis over the near term.

There have been several interesting trades you are all aware of over the past few months that we think are indicative of the value of our unique and irreplaceable portfolio. First, the Waldorf Astoria in New York, which sold for approximately $1.4 million a key; which we view as a favorable comp to the Essex House sitting on Central Park South, where our basis is less than $750,000 per key. I think most of you know that the Standard Highline and the St. Regis in Bal Harbour both sold earlier this year for over $1 million per room. These sales demonstrate the valuations trophy-like assets can achieve in global gateway markets.

With that, I will turn the call over to Diane to discuss the results of the third quarter and our balance sheet activity in more detail.

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Thank you Rip. Good morning everyone.

As Rip highlighted, we did have another strong quarter of financial results with a 36.5% increase in consolidated revenues, Comparable EBITDA of $75.2 million, which was a 25% increase over the third quarter of last year, and Comparable FFO of $0.23 a share, representing a 64% increase over last year. These results did exceed consensus estimates. Again RevPAR in our Total U.S. portfolio increased 6.4% driven by the 6% increase in ADR and a 0.2 percentage point increase in occupancy.

Rip already covered most of the details on the strength of demand in our group business, and we also saw a strong increase in group rates of 5.6%. This was particularly true at the Four Seasons Silicon Valley where an aggressive rate-setting strategy led to a 30% increase in group rates and at the Ritz-Carlton Laguna Niguel where our group rates increased 14%.

Let me take a minute to elaborate on what we saw in the quarter on the transient side. As Rip said, transient room nights declined roughly 7% year-over-year which equated to approximately 26,500 room nights. In most instances this is very much by design.

For example, at the Westin St. Francis we were down nearly 10,000 transient rooms but those were replaced with nearly 12,000 additional group room nights, a strategy that resulted in a 12% increase in Total RevPAR and an 18% increase in EBITDA per room. At the Essex House in New York, we did 1,200 fewer transient rooms than in the third quarter of last year but more than filled that gap with 3,500 incremental group room nights, which added 5 points to the hotel's occupancy for the quarter and drove a 7% increase in Total RevPAR.

At the Hotel del Coronado, we eliminated certain less profitable transient discount packages which resulted in a 9,600 decline in transient rooms during the quarter, but our average rate increased 16.4% and total revenues increased 5% year-over-year.

For the total portfolio, transient rates increased nearly 9% in the quarter and rates in our highest-rated premium transient segment led the way, growing 21% year-over-year, which demonstrates our ability to push rates at even the highest price points in our portfolio.

For example, at the Four Seasons Jackson Hole, we ran a $723 average rate for the quarter and Total RevPAR was over $1,200 per room. Seven of our 15 U.S. hotels ran ADRs over $400 for the quarter, and this is on a portfolio that ran 80% occupancy, so we feel those are really some great results. Once again, we saw even better growth in our outside-the-room spend as non-rooms revenue increased 8%.

Food and beverage revenues increased 10% and covers increased 12%. We continue to get excellent receptivity to our newer food and beverage outlets. For example, revenues at Toro Toro at the InterContinental Miami increased 39% during the quarter with covers up 35%. Group spend per occupied room was relatively flat during the quarter as some of our increase in group demand came from citywide business, which naturally has lower in-house spending patterns and is more common group business in the summer season. However, overall banquet spend was still up 11.4% compared to last year.

Turning to margins, our reported EBITDA margins expanded 60 basis points year-over-year. We had a number of one-time items during the third quarter of this year and the third quarter of last year that caused some noise and, after adjusting for those items, resulted in margin expansion of 70 basis points year-over-year.

Margin expansion in the quarter was partially eroded by a $1.5 million increase in incentive management fees, which reduced our EBITDA margin expansion by 50 basis points. This can be characterized as a high-class problem since it reflects the strength in the performance of our assets, but will provide some headwind for margin expansion in coming quarters and into next year.

Four hotels in particular have paid notable incentive fees in the third quarter including the Westin St. Francis, the Fairmont Scottsdale Princess, the Ritz-Carlton Laguna Niguel and the Four Seasons in Washington, D.C. In addition, utilities increased nearly 11% year-over-year and further reduced margin expansion by 10 basis points. This was primarily a reflection of higher energy costs and a particularly warm summer in Southern California.

In summary, our property-level EBITDA margin expansion, before incentive fees, was 120 basis points. Our F&B margin expansion, adjusting for the severance costs taken at the Essex House in the third quarter of last year, was 130 basis points. Year to date, our EBITDA margin expansion is a very strong 140 basis points.

On the balance sheet front, we had a quieter quarter than the first half of the year but did close on a new, 10-year, $115 million financing on the InterContinental Miami that is priced at 3.99% and matures in September of 2024. We have made tremendous progress on the balance sheet this year, including raising over $400 million of common equity, retiring two series of preferred equity totaling approximately $200 million, retiring our legacy interest rate swap portfolio and refinancing several of our property-level mortgage loans as well as our corporate credit facility.

As a result, we have lowered our Net Debt + Preferred to EBITDA ratio by 2 full turns in 2014 and forecast at year-end we will be roughly in the 5 to 5.5 times range, which is within our stated 4 times to 6 times range and headed lower as we progress into next year. Also, our all-in cost of debt financing has been reduced by nearly 170 basis points through all the refinancing activity this year.

We currently have nothing drawn on our credit facility and only $9 million in letters of credit, leaving us nearly $290 million of line capacity. We also have approximately $150 million of cash at the corporate level giving us ample liquidity.

Turning to our full-year 2014 guidance, we increased the bottom end of our guidance ranges this morning for Total RevPAR, Comparable EBITDA and Comparable FFO per share to reflect the strength of our results in the first nine months of 2014 and our outlook for the balance of the year. We continue to forecast RevPAR growth to be in the range of 5.5% to 7% for the full year. We are increasing the bottom end of our Total RevPAR growth range by 50 basis points to 6% to 7%.

Our EBITDA margins are forecasted to expand between 150 and 200 basis points. Comparable EBITDA is in the range of $240 million to $250 million, a $5 million increase to the bottom end, and our revised Comparable FFO of $0.65 to $0.69 per share has been increased from previous guidance of $0.62 to $0.68 per share.

With that summary, we would now like to open the call for questions.

QUESTION AND ANSWER

Operator
(Operator Instructions).

Your first question is from the line of Rich Hightower, ISI Group. Please proceed.

Rich Hightower - ISI Group - Analyst

I have a few questions. The first one is on Chicago.

I didn't hear too many comments on your two assets there specifically. The results seemed to come in a little bit softer than we expected, and I think what the market did as well. Could you give a little more color on what went on there?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Sure. Chicago seems to have a number of challenges. The citywide room nights in the quarter were down 15%, almost 26,700 room nights with two less events.

So that has been -- and the market is absorbing the supply increase that has not been as well discussed I think as the New York situation, but is clearly true here in Chicago. And then you've also got the issue of rate in Chicago, it just does not get the same rate. We anticipate the fourth quarter to be relatively strong. Citywides are up. So overall we are cautious about the market. It is clearly not a really strong market for us, but the InterCon performed pretty well in the third quarter. Its occupancy was north of 80%. So all of that was good, but it is going to take a little while for Chicago to absorb the supply increase.

Rich Hightower - ISI Group - Analyst

I guess on that note, do you think it is appropriate to reduce your exposure there? I know you've only got two assets, but would you consider selling one of them if the outlook is less robust than some of your West Coast markets, for instance?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

I think we have said to a number of you that if there was what we would call a core asset that we might sell over time it might be the Fairmont in Chicago. The InterCon on Michigan Avenue is sort of on the beach, if you will, and in a great location. The Fairmont is a couple blocks off of Michigan Avenue so we might actually think about that over time.

Rich Hightower - ISI Group - Analyst

Okay. That's helpful Rip. Thanks.

My second set of questions concerns the F&B and ancillary revenues for the quarter which obviously came in very strong. I think one of your competitors said last week that during the quarter they saw several last minute upgrades from groups staying at their hotels on the F&B package they booked. I was wondering what you are seeing in terms of those trends.

A second sub-question there, can you break down what the margin expansion expectations might be between the restaurants and the banquets and so forth?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well as we've reported repeatedly, the group spend is above peak for our portfolio, so we are really pleased and expect that to continue. In terms of margins, banquet revenues in the third quarter were up 11%. The group spend overall was up 13%, banquet covers up 5%, average check was up 5.5% and the margins were up 130 basis points in food and beverage overall.

Rich Hightower - ISI Group - Analyst

Okay, do you think that is a pretty good run rate going forward if we continue to see the revenue and unit trends that you just talked about?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

I think it is hard to maintain that quarter after quarter, but we are getting to margins that are at peak or above in terms. So if we just hold those margins as the revenue increases, I think we will be thrilled.

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Yes, and our margin expansion guidance obviously includes room, F&B and everything. We don't really break it out, but obviously it was a strong quarter this quarter for F&B margins.

Rich Hightower - ISI Group - Analyst

Okay, great. Thanks Rip. Thanks Diane.

Operator

Our next question comes from the line of Ryan Meliker, MLV & Company. Please proceed.

Ryan Meliker - MLV & Company - Analyst

Just a couple of quick questions. I think first of all, and I apologize if I missed this early on in the call, but you talked about the group pace being up 10% for 2014. Where are you standing for 4Q?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

In group pace, you mean?

Ryan Meliker - MLV & Company - Analyst

Yes, in group pace.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Up 5.5%.

Ryan Meliker - MLV & Company - Analyst

And is that primarily rate, or a mix of both rate and room nights?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

That's room nights and the rate is up 4%.

Ryan Meliker - MLV & Company - Analyst

Great. So 4Q is pretty much trending in line with the overall year. That is good to hear.

We have seen luxury in general -- I would say year to date or really just in the past couple of quarters -- underperform some of the select service segments on a RevPAR basis across the U.S. Any thoughts on what is driving that? Is it just the tough comps over the prior couple of years of luxury really outperforming across the U.S. or is there something bigger underlying there?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No, I think it is really luxury has led -- we have led that for two or three years now going. So I think at some point in time just from a pure percentage standpoint, you can't lead forever.

But if you look at the overall financial results and Total RevPAR and the kinds of increases in FFO and EBITDA, we are getting tremendous flow through. We are really pleased with that.

Ryan Meliker - MLV & Company - Analyst

Yes, the outside-of-the-room spend certainly seems to be picking up nicely. Do you think that will continue through 2015?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We think so. As we said in the prepared remarks, we have been a little bit surprised by how robust it is. But when we talk about even in 2016 seeing the increase in group demand in Scottsdale; for the moment, we don't see it slowing down.

Ryan Meliker - MLV & Company - Analyst

All right. That sounds good.

That's all for me. Thanks a lot. Nice quarter.

Operator

Our next question comes from the line of Andrew Didora, BofA Merrill Lynch. Please proceed.

Andrew Didora - BofA Merrill Lynch - Analyst

Good morning, everyone. Thanks for taking the question.

Rip, thank you for your commentary around what you are seeing in the acquisition environment. Do you feel like you can be competitive in what has been a very strong pricing environment for the types of hotels that you are looking to acquire?

And then as a second question on top of that would be any thoughts on taking advantage of this strength and maybe selling a U.S. asset just to show to the market the value that is in the portfolio?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

To answer your first question, the biggest question we ask when we see these assets come to market, either in an auction or some off-market transactions, is how does the performance of this asset today compare to what we know we can do? How does it compare to our existing portfolio? What are its margins and what can we drive incrementally?

So if there's good upside in what we can bring from an asset management perspective, then I actually do believe that we can be competitive and pay a fair price to the seller and still get a good return for our shareholders. There will be some for sure that we will simply say there's not enough upside here, and we won't push. That's why we keep saying over and over and over again that we will be disciplined.

However, we do believe we are seeing assets out there that we can add materially incremental both top-line revenue and increased margin. So we think that's how we will be competitive in the marketplace. What was the second part?

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Would we sell an asset?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Would we sell an asset? I get that call from time to time. I think we have proved that we would be willing to sell an asset at a great price.

We are really not of a size today to really want to sell assets unless we can sell it at a really premium price. But if we had that opportunity and especially if we have a place to put that capital that we can redeploy at a higher yield, absolutely we would think about it.

Andrew Didora- BofA Merrill Lynch - Analyst

Great. Thanks for that.

My final question may be for Diane. In terms of the EBITDA outlook, why still such a wide range on EBITDA? What are you seeing that is maybe the biggest uncertainty to the fourth quarter right now? Thanks.

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Well, we think that a $10 million range for comparable EBITDA, which is why we brought up the lower end to tighten the range, isn't that wide a range. But part of it again is out-of-room spend is really hard to predict, and we also have some displacement in the fourth quarter.

As you know, we had displacement in the first quarter for some rooms renovations, and we have a couple projects starting in the fourth quarter. Again, we can estimate displacement, but not until you start the project do you really see how that plays out. So we think the $240 million to $250 million in total, which obviously implies maybe a wider range for the fourth quarter, is reasonable.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We are just being conservative.

Andrew Didora - BofA Merrill Lynch - Analyst

Okay, great. That's it for me. Thanks.

Operator

Our next question comes from the line of Chris Woronka, Deutsche Bank. Please proceed.

Chris Woronka - Deutsche Bank - Analyst

Good morning. It was an interesting data point you guys gave out on the premium transient ADRs.

I think you said up 21% for the quarter? Can you just remind us what percentage of the overall business is that, or the overall transient business?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It's about 20%.

Chris Woronka - Deutsche Bank - Analyst

Okay. That's of overall transient or overall total portfolio?

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Of transient.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Of the transient business.

Chris Woronka - Deutsche Bank - Analyst

Okay. Very good.

And then I want to ask on the Del, you mentioned kind of mixing out some of the lower-rated discounted transient business, which impacted your occupancy. Your rates were up very nicely, but the EBITDA was down. Was there something unusual, I forgot, from the year-ago quarter or was this a property tax issue, or something else?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It was really more the softness that we talked about. We got great rate enhancement at the Del but the softness in the summer -- particularly July -- really sort of took our breath away a little bit. The good news was it didn't last, but was the World Cup really the reason for that?

We had several assets that were soft, but they have come back. So that was principally we believe sort of a one-timer.

Chris Woronka - Deutsche Bank - Analyst

Okay. And then just on the F&B front, it looks like you guys have done a really nice job with the InterCon with the Toro Toro. How many more F&B repositionings or reconceptings might you have in the rest of the portfolio?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, we are doing a renovation in Santa Monica and looking at different F&B concepts there. And at the Fairmont Chicago, we are looking at reconcepting that one. We are looking at the Essex House in relationship to a number of other real-estate related options there.

Those would be the places I think that we've got left. We are thrilled with what Richard Sandoval has been able to do there and in Scottsdale and Mina has been able to do with the Bourbon Steaks. We think we've really added tremendous value. Also with Michael Jordan's on Michigan Avenue. We've done a good job with those.

Chris Woronka - Deutsche Bank - Analyst

Great. And just one final one actually on the group front. I know last week Marriott mentioned that they were increasing their out-of-room minimum spends for many of the groups. Are you hearing that from your other operators as well? Is that kind of a broader trend for next year?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

Yes, the focus is when they are on the property. I think everybody's focused on the spend.

We have been focused on it for some time. We've been pushing all of our brand partners to really focus on keeping the groups in-house, and at places like Scottsdale and the Del we have been very successful. So yes I would say it is well known across the industry that that is a place to focus.

Chris Woronka - Deutsche Bank - Analyst

Okay. Very good. Thanks.

Operator

Your next question comes from the line of Lukas Hartwich, Green Street Advisors. Please proceed.

Lukas Hartwich - Green Street Advisors - Analyst

I was just curious, where do you think we are in terms of values versus replacement cost today? And then can you just remind us the timeframe to develop a luxury or a resort hotel?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, I think the delta between what replacement cost is and the values that you are seeing a lot of this stuff trade at are still quite large. That's why you are seeing -- especially in the resort world -- almost no supply increase because it costs too much. It costs in most key destinations probably $800,000 to $1 million a key plus to build these.

And to your second question, I have been talking about this for some time. If we haven't heard about it today, buying a piece of land, designing a resort, getting it approved and getting it built is likely a 5 to 10 year process.
So it's going to be a while before we see substantial supply increases, especially in the resort world. There are some that are out there that are potentially in the planning stages, but it takes a long time.

Lukas Hartwich - Green Street Advisors - Analyst

Okay, great. That's it for me. Thanks.

Operator

We have no more questions in the queue.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Great, thank you everyone. We appreciate you joining the call. We will see most of you or many of you in Atlanta starting tomorrow or Wednesday. Thanks a lot.

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Thank you.

Operator

Ladies and gentlemen, that will conclude today's conference. Thank you for your participation. You may now disconnect. Have a great day.